SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

                           INFORMATION TO BE INCLUDED
                         IN STATEMENTS FILED PURSUANT TO
                      RULES 13D-1(b) AND (c) AND AMENDMENTS
                         THERETO FILED PURSUANT TO 13d-2

                               (AMENDMENT NO. 1)*

                                  ARQULE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                     COMMON
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   042 69E 107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                          ---------------------------

            *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

            The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, See the NOTES).

CUSIP 042 69E 107             13G                 Page 2 of 13

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Sevin Rosen Fund IV L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a) [   ]
                                                                (b) [   ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

   NUMBER OF SHARES      5      SOLE VOTING POWER
 BENEFICIALLY OWNED              658,113
 BY EACH REPORTING
   PERSON WITH
                         -------------------------------------------------------
                         6      SHARED VOTING POWER
                                24,421
                         -------------------------------------------------------
                         7      SOLE DISPOSITIVE POWER
                                658,113
                         -------------------------------------------------------
                         8       SHARED DISPOSITIVE POWER
                                 24,421
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        682,534
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                     :


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        5.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*


        PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 042 69E 107             13G                 Page 3 of 13

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       SRB Associates IV L.P.
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)   [   ]
                                                                (b)   [   ]

--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------

  NUMBER OF SHARES       5    SOLE VOTING POWER
 BENEFICIALLY OWNED           658,113
 BY EACH REPORTING
   PERSON WITH
                         -------------------------------------------------------
                         6    SHARED VOTING POWER
                              24,421
                         -------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
                              658,113
                         -------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              24,421
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        682,534
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                               :

--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        5.7%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*


       PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 042 69E 107             13G                 Page 4 of 13

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Jon W. Bayless
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)  [   ]
                                                              (b)  [   ]


--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

  NUMBER OF SHARES            5    SOLE VOTING POWER
 BENEFICIALLY OWNED                50,611
 BY EACH REPORTING
   PERSON WITH
                    ------------------------------------------------------------
                              6     SHARED VOTING POWER
                                    682,534
                    ------------------------------------------------------------
                              7     SOLE DISPOSITIVE POWER
                                    50,611
                    ------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER
                                    682,534
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        733,145
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                           :


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        6.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*


        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 042 69E 107                  13G                  Page 5 of 13


--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Stephen M. Dow
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)   [   ]
                                                                (b)   [   ]


--------------------------------------------------------------------------------
3       SEC USE ONLY


--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

  NUMBER OF SHARES        5   SOLE VOTING POWER
 BENEFICIALLY OWNED           6,000
 BY EACH REPORTING
   PERSON WITH
                   -------------------------------------------------------------
                          6   SHARED VOTING POWER
                              740,848
                   -------------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
                              6,000
                   -------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              740,848
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        746,848
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                           :


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        6.2%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*


       IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 042 69E 107                  13G                 Page 6 of 13


-------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       John V. Jaggers
-------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [   ]
                                                                (b)  [   ]


--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

  NUMBER OF SHARES         5      SOLE VOTING POWER
 BENEFICIALLY OWNED               37,693
 BY EACH REPORTING
   PERSON WITH
                   -------------------------------------------------------------
                           6       SHARED VOTING POWER
                                   682,534
                   -------------------------------------------------------------
                           7        SOLE DISPOSITIVE POWER
                                    37,693
                   -------------------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    682,534
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        720,227
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                           :


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        6.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*


        IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP 042 69E 107                  13G                      Page 7 of 13

--------------------------------------------------------------------------------
1      NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATIONS NOS. OF ABOVE PERSONS

       Charles H. Phipps
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [   ]
                                                               (b)  [   ]


--------------------------------------------------------------------------------
3      SEC USE ONLY


--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       U.S.
--------------------------------------------------------------------------------

  NUMBER OF SHARES       5    SOLE VOTING POWER
 BENEFICIALLY OWNED           44,066
 BY EACH REPORTING
   PERSON WITH
                   -------------------------------------------------------------
                         6    SHARED VOTING POWER
                              686,784
                   -------------------------------------------------------------
                         7    SOLE DISPOSITIVE POWER
                              44,066
                   -------------------------------------------------------------
                         8    SHARED DISPOSITIVE POWER
                              686,784
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        730,850
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                           :


--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


        6.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*


         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1.
            (A)  NAME OF ISSUER.

            ArQule, Inc., a Delaware corporation (the "Issuer").

            (B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

            The Issuer's principal executive offices are located at 200 Boston Avenue, Medford, Massachusetts 02155.

ITEM 2.

            (A) NAMES OF PERSONS FILING.

            This statement is filed by the following persons: (i) Sevin Rosen Fund IV L.P. ("SR IV"); (ii) SRB Associates IV L.P. ("SRB IV"); (iii) Jon W. Bayless ("Bayless"); (iv) Stephen M. Dow ("Dow"); (v) John V. Jaggers ("Jaggers"); and (vi) Charles H. Phipps ("Phipps). SRB IV is the general partner of SR IV. Bayless, Dow, Jaggers and Phipps are the general partners of SRB IV.

            (B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE.

            The principal business office of each of SR IV, SRB IV, Bayless, Jaggers, and Phipps is Two Galleria Tower, 13455 Noel Road, Suite 1670, Dallas, Texas 75240. The principal business office of Dow is 550 Lytton Avenue, Suite 200, Palo Alto, California 94301.

            (C)  CITIZENSHIP.

            SR IV and SRB IV are each Delaware limited partnerships. Bayless, Dow, Jaggers and Phipps are each U.S. citizens.

            (D) TITLE OF CLASS OF SECURITIES.

            This statement relates to shares of Common Stock, par value $.01 per share (the "Common Stock"), of the Issuer.

            (E)  CUSIP NUMBER.

            042 69E 107

ITEM 3.

            This statement is not being filed pursuant to Rule 13d-1(b) or 13d-2(b).

ITEM 4.     OWNERSHIP.1

            (A)  AMOUNT BENEFICIALLY OWNED.

                  (i) Each of SR IV are SRB IV beneficially owns 682,534 shares of Common Stock.

                  (ii)  Bayless  beneficially  owns  733,145  shares  of  Common
                        Stock.

                  (iii) Dow  beneficially  owns  746,848 shares of Common Stock.

                  (iv)  Jaggers  beneficially  owns  720,227  shares  of  Common
                        Stock.

                  (v)   Phipps  beneficially  owns  730,850   shares   of Common
                        Stock.

            (B)  PERCENT OF CLASS.2

                  (i)   SR IV and SRB - 5.7%.

                  (ii)  Bayless - 6.1%

                  (iii) Dow - 6.2%

                  (iv)  Jaggers - 6.0%

                  (v)   Phipps - 6.1%

-----------------------------------
     1 Of the shares of Common Stock beneficially owned by each of SR IV, SRB IV, Bayless, Jaggers, Dow and Phipps, 658,113 shares are owned of record by SR IV and 24,421 shares are owned of record by Legomer Investors, Inc. ("Legomer"). SR IV is the holder of a majority of the issued and outstanding capital stock of Legomer and Dow is the President and a director of Legomer.

     2 According to the most recently available filing with the Securities and Exchange Commission in which such number is required to be indicated.

            (C) POWER TO VOTE OR DIRECT THE VOTE AND DISPOSE OR DIRECT THE DISPOSITION OF SECURITIES.

                  (i)(a) Each of SR IV and SRB IV has sole power to vote or dispose or to direct the vote or disposition of 658,113 shares of Common Stock.

                     (b) Each of SR IV and SRB IV has shared power to vote or dispose or to direct the vote or disposition of 24,421 shares of Common Stock.

                  (ii)(a)  Bayless  has sole   power  to vote or  dispose  or to
                           direct the vote or disposition of 50,611 shares of Common Stock.

                      (b) Bayless has shared power to vote or dispose or to direct the vote or disposition of 682,534 shares of Common Stock.

                  (iii)(a) Dow has sole  power to vote or  dispose  or to direct the vote or disposition of 6,000 shares of Common Stock.

                     (b) Dow has shared power to vote or dispose or to direct the vote or disposition of 740,848 shares of Common Stock.

                  (iv)(a) Jaggers has sole power to vote or dispose or to direct the vote or disposition of 37,693 shares of Common Stock.

                      (b) Jaggers has shared power to vote to dispose or to direct the vote or disposition of 682,534 shares of Common Stock.

                  (v)(a) Phipps has sole power to vote or dispose or to direct the vote or disposition of 44,066 shares of Common Stock.

                       (b) Phipps  has  shared  power to vote or  dispose  or to
                           direct the vote or disposition of 686,784 shares of Common Stock.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                        SIGNATURES/SIGNED IN COUNTERPART

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

                                    SEVIN ROSEN FUND IV L.P.

                                    By: SRB Associates IV L.P.,
                                      General Partner


Dated:  February 13, 1998          By:/s/ John Jaggers
                                      ------------------------------------------
                                      John V. Jaggers, a General Partner


                                    SRB ASSOCIATES IV L.P.


Dated:  February 13, 1998           By:/s/ John Jaggers
                                       -----------------------------------------
                                       John V. Jaggers, a General Partner


Dated:  February 13, 1998             /s/ Jon W. Bayless
                                      ------------------------------------------
                                      Jon W. Bayless


Dated:  February 13, 1998             /s/ John Jaggers, Attorney-in-fact
                                      ------------------------------------------
                                       Stephen M. Dow


Dated:  February 13, 1998             /s/ John Jaggers
                                      ------------------------------------------
                                       John V. Jaggers


Dated:  February 13, 1998             /s/ John Jaggers, Attorney-in-fact
                                      ------------------------------------------
                                       Charles H. Phipps

                                  EXHIBIT INDEX

      EXHIBIT

1.          Joint Filing Agreement.